Exhibit 99.2

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

CONSOLIDATED FINANCIAL STATEMENT

DECEMBER 31, 2017

(With Independent Auditor's Report Thereon)

Insight. Oversight. Foresight.℠

DoerenMayhew
CPAs AND ADVISORS

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

INDEPENDENT AUDITOR’S REPORT

To Board of Directors

   of Advantis Certified Staffing Solutions, Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Advantis Certified Staffing Solutions, Inc., which comprise the consolidated balance sheet as of December 31, 2017, and the related statements of operations, stockholders’ deficit and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on the Consolidated Financial Statements

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Advantis Certified Staffing Solutions, Inc. as of December 31, 2017, and the results of its operations and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Houston, Texas

July 9, 2018

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2017

Assets
Current assets:

Cash	$112,711
Accounts receivable	2,354,858
Accrued receivables	424,019
Prepaid expense and other assets	54,583
Total current assets	2,946,171
Property and equipment, net (note 3)	-
Goodwill (note 10)	1,895,425
Total assets	$4,841,596

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$401,794
Advance facility (note 4)	1,915,021
Related party notes payable (note 5)	813,225
Capital lease payable, current (note 7)	8,499
Accrued liabilities:
Federal payroll taxes, penalties and interest (note 2)	2,675,892
State payroll taxes, penalties and interest (note 2)	114,793
Interest	408,850
Other	235,676
Total current liabilities	6,573,750
Long term debt (note 6)	2,065,607
Capital lease obligation, net of current (note 7)	2,243
Related party notes payable (note 5)	4,500,000
Total liabilities	13,141,600
Stockholders’ equity (deficit):
Capital stock (note 11):
Series A common stock - par value $.01 per share; authorized 90,000,000 shares, issued and outstanding 750,000 shares	7,500
Series B common stock - par value $.01 per share; authorized 10,000,000 shares, issued and outstanding 9,500,000 shares	95,000
Additional paid in capital	16,193,712
Retained earnings (deficit)	(24,596,216)
Total stockholders’ deficit	(8,300,004)
Total liabilities and stockholders’ deficit	$4,841,596

See accompanying notes to consolidated financial statements.

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2017

Sales	$14,695,110
Direct cost
Payroll taxes, benefits and workers’ compensation costs	11,081,546

Gross profit	3,613,564

Selling, general and administrative	4,258,977

Loss from operations	(645,413)

Other income (expense):
Interest expense	(744,949)
Loss on disposal of assets	(50,633)
Other income	147,494

Total other income (expense)	(648,088)

Net loss	$(1,293,501)

See accompanying notes to consolidated financial statements.

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

YEAR ENDED DECEMBER 31, 2017

	Common Stock	Additional Paid In Capital	Retained Earnings (Deficit)	Total
Balance December 31, 2016	$102,500	$16,193,712	$(23,302,715)	$(7,006,503)

Net loss	-	-	(1,293,501)	(1,293,501)

Balance, December 31, 2017	$102,500	$16,193,712	$(24,596,216)	$(8,300,004)

See accompanying notes to consolidated financial statements.

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2017

Cash flows from operating activities:
Net loss	$(1,293,501)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	323,727
Realized losses on disposal of equipment	50,634
Change in operating assets and liabilities:
Accounts receivable	178,804
Accrued receivables	(269,437)
Prepaid and other assets	22,757
Accounts payable	132,279
State payroll taxes, penalties and interest	(56,431)
Accrued interest	382,636
Other	(41,230)

Net cash used in operating activities	(569,762)

Cash flows from financing activities:
Proceeds from related party notes payable	813,225
Net repayments of line of credit	(168,421)
Payments on capital lease obligations	(6,892)

Net cash provided by financing activities	637,912

Net increase in cash	68,150

Cash and cash equivalents, beginning of year	44,561

Cash and cash equivalents, end of year	$112,711

Supplemental disclosure of cash flow information:
Cash paid for taxes	$47,088
Cash paid for interest	$514,559

See accompanying notes to consolidated financial statements.

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

Note 1 -	Nature of Operations

Advantis Certified Staffing Solutions, Inc. (the Company) was incorporated in the state of Texas in December 2007. The principal business of the Company is to provide contract, temporary and direct hire staffing solutions in the healthcare, clerical, construction, light industrial, medical, and professional industries. The Company has locations in Texas and Michigan.

Note 2 -	Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Advantis Certified Staffing Solutions, Inc. and its wholly-owned subsidiaries: Advantis Managed Solutions, LLC, Advantis Occupational Health, LLC, and Advantis Certified Companies, LLC. All material intercompany accounts, transactions, and earnings have been eliminated in the accompanying consolidated financial statements.

Revenue Recognition

The Company recognizes revenue based on the applicable billable rate for the number of hours worked during a pay period obtained from time cards that are provided and approved by the customer for contract and temporary employees. At December 31, 2017 the Company had $135,816 of accrued receivables representing hours worked that had not been billed to customers. Revenue is recognized upon hiring for employees directly hired by customers.

Accounts Receivable

Accounts receivable are carried at invoiced amounts due from customers. An allowance for doubtful accounts is established based on a specific assessment of all balances that remain unpaid following normal payment periods. Amounts deemed uncollectible are written-off in the period that determination is made. There was no allowance for doubtful accounts at December 31, 2017.

Property and Equipment

Property and equipment are stated at cost and are depreciated using straight-line depreciation methods. Depreciation is provided over the estimated useful lives of 5-7 years of the related assets.

Expenditures for additions, major renewal, and betterments are capitalized. Expenditures for maintenance and repairs are charged against income as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income.

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ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

Note 2 -	Summary of Significant Accounting Policies (Continued)

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statement and consist of taxes currently due, plus deferred taxes related to differences between the financial and income tax reporting basis of the Company’s assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes. The effect on deferred taxes of a change in tax rates is recognized in income or expense in the period that includes the enacted rate. All deferred tax assets have been fully allowed for at December 31, 2017.

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The Company had no material uncertain tax positions as of December 31, 2017.

The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Management believes it is no longer subject to income tax examinations for years prior to 2014.

Included in accrued liabilities are amounts owed for delinquent federal and state payroll taxes totaling $2,790,685. Included in this number are penalties of $717,053 and interest of $785,624. The Company is currently in forbearance with the federal government and is in negotiation with each of the taxing authorities to structure a payback through various programs. As none of the agreements are finalized all of the amounts are shown as current liabilities.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, receivables, and accounts payable. Management believes the carrying amounts of these financial instruments approximate their fair values due to their short-term nature.

Employee Benefit Plan

The Company maintains a 401(k) plan whereby eligible employees may make voluntary contributions through payroll deductions not to exceed the maximum contribution established by the Internal Revenue Service. For those employees making voluntary contributions, the Company has the option to make discretionary matching and profit sharing contributions. No matching payments were made by the Company for the year ended December 31, 2017.

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ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

Note 2 -	Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 2017, and revenues and expenses during the year then ended. Actual results could differ from those estimates.

Note 3 -	Property and Equipment

Property and equipment consist of the following at December 31, 2017:

Computer equipment	$21,857
Less accumulated depreciation	(21,857)
Property and equipment, net	$-

Depreciation expense for the year ended December 31, 2017 amounted to $34,569

Note 4 -	Advance Facility

The Company’s arrangement with its lending institution includes an accounts receivable advance facility agreement. Through this agreement the Company receives and advance of 85% of accounts receivable delivered for advance. The agreement makes the advance on invoiced amounts, less a funding fee of prime plus 2.50% with a floor of 5.75%. In addition, the agreement provides for a fee of .70% for the first 30 days that an account is unpaid with an additional .12% fee every 5 days thereafter that the account remains unpaid. The facility limit was $5,000,000 with $1,915,021 outstanding at December 31, 2017. Interest charged on this facility amounted to $354,714 for the year ended December 31, 2017.

Note 5 -	Related Party Transactions/Uncertainty

In 2007, the Company borrowed $5,250,000 under the terms of a senior subordinated shareholder note. The note has a stated interest rate of 12.5% per annum which is applied to unpaid principal. The note also has an additional 5.5% per annum default rate. The Company was in default under the terms of the agreement beginning in March 2009. In August 2015 the note was amended to remove the financial covenants entirely.

In December 2016, the note was amended and restated to forgive all outstanding interest and reduce the principle of the note. The amended and restated note has a principle amount of $4,500,000, interest rate of 6.0% and is due in full with all outstanding and payable interest on November 30, 2021. As such, the principle amount is shown as long-term. The balance outstanding on the note at December 31, 2017 was $4,500,000.

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ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

Note 5 -	Related Party Transactions/Uncertainty (Continued)

Accrued interest expense related to this note amounted to $270,000 at December 31, 2017.

Interest expense for the year ended December 31, 2017 amounted to $270,000.

During 2017, the Company borrowed $813,225 under the terms of majority shareholder bridge loans. The loans have a stated interest rate of 5% per annum, which is applied to unpaid principal. On January 1, 2018, these loans were consolidated into one bridge loan which is due in full, with all outstanding and payable interest, on December 31, 2018. The balance outstanding on the loans at December 31, 2017 was $813,225.

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has accumulated net losses and a working capital deficit. The Company has been dependent on the majority shareholder in funding operations.

In view of these matters, realization of a major portion of the assets in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the majority shareholder not calling the note payable and related accrued interest due. In addition, the Company is dependent on its majority shareholder to fund the payoff of the outstanding delinquent federal and state payroll tax. Management believes that the majority shareholder will not call these amounts due and will continue to fund the Company including the payoff of the delinquent taxes, which will provide the opportunity for the Company to continue as a going concern.

Note 6 -	Notes Payable

The following is a summary of notes payable outstanding at December 31, 2017:

Amount
Note payable to various third parties of $765,607, unsecured, bearing interest rates varying from 4.75% to 10%. There are currently no specific repayment terms.	$765,607

Note payable to former shareholder of $1,300,000, bearing interest at 8.00% secured by specific guarantee of majority shareholder. Note provides for quarterly principal payments of $108,333 starting January 2017 through October 2019, limited by cash flow requirements.	1,300,000

Total long-term debt	2,065,607

Less: current portion of notes payable	-

Total long-term portion of notes payable	$2,065,607

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ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

Note 6 -	Notes Payable (Continued)

The aggregate maturities of notes payable are as follows:

Years Ending December 31:	Amount

2019	$1,300,000
Thereafter	765,607
Total	$2,065,607

Interest  expense  relating  to  these  notes  amounted  to  $130,214  for  the year ended December 31, 2017.

Note 7 -	Capital Lease Obligation

The Company has a capital lease obligations for equipment that was acquired. The capital lease obligations require forty-eight payments of $611 per month at an interest rate of 8.44% and $148 per month at an interest rate of 10.08%. The equipment leases expire in March 2019 at which time the Company can purchase the equipment for $1. As of December 31, 2017, the total amount due under the capital lease obligations amount to $10,742 and the net book value of the equipment amounted to $-0-.

As of December 31, 2017, the future principal payments on capital lease obligations are as follows:

Years Ending December 31,	Amount

2018	$8,499
2019	2,243
Total	$10,742

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ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

Note 8 -	Operating Leases

The Company leases its office facilities and some equipment under non-cancellable agreements which expire at various times through May 2020, and require monthly rentals of varying amounts plus the payment of property taxes, insurance, repairs and utilities. The company also rents office facilities under a month to month lease.

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2017.

Years Ending December 31,	Amount
2018	$41,320
2019	1,643
2020	684
Total	$43,647

Rent expense amount to $194,655 for the year ended December 31, 2017.

Note 9 -	Risks

Credit Risk

The Company maintains cash balances at several financial institutions, which from time to time may exceed federally insured limits. Accounts are guaranteed by the FDIC up to $250,000 per depositor. Management believes that the credit risk exposure is mitigated by the financial strength of the banking institutions in which the deposits are held.

Approximately 65% of the Company’s sales for the year ended December 31, 2017 were from one customer. Approximately 72% of total accounts receivable at December 31, 2017 were from one customer.

Note 10 -	Goodwill

The excess of purchase price over the fair value of identifiable net assets acquired in business combinations is recorded as goodwill. The Company is amortizing goodwill over ten years. At December 31, 2017, the accumulated amortization is $1,123,793 and the net value of goodwill is $1,895,425. Amortization expense for the year ended December 31, 2017 amounted to $289,151.

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ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

Note 11 -	Capital Stock

At December 31, 2017, the Company had common stock reserved for the following reasons:

Exercise of stock warrants	$300,000

The stock warrants provide for 250,000 shares of series A shares to be purchased for par value. In addition, warrants exist that provide the holder with series A shares equal to 5% of the total number of fully diluted shares at the time of exercise. At December 31, 2017, this would have represented 50,000 shares of series A stock. These warrants all expire in January 2027.

Note 12 -	Subsequent Events

Subsequent to year end, the company settled an on-going lawsuit in the amount of $100,000, payable during 2018.

Management has evaluated subsequent events through July 9, 2018, the date which the Company’s consolidated financial statements were available to be issued. Management has determined that no other subsequent events require recognition or disclosure in the consolidated financial statements.

* * * End of Notes * * *

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